UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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MICREL, INCORPORATED

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The following is the text of a letter issued to the shareholders of Micrel, Incorporated by the Board of Directors on April 25, 2008:

April 25, 2008

Dear Shareholder:

At the Special Meeting of Micrel Shareholders on Tuesday, May 20, 2008, you will be asked to vote on proposals put forth by a newly formed hedge fund, Obrem Capital Management (OCM).

YOUR BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU

VOTE AGAINST OCM’S PROPOSALS TO TAKE OVER YOUR COMPANY

OCM, which has owned Micrel stock for only 64 days, is attempting to throw out your highly qualified and dedicated Board of Directors and insert an inexperienced slate of nominees, whose sole strategy is to sell Micrel in the face of the most challenging market conditions the industry has seen in years. OCM’s weighted average cost basis on the Micrel shares it owns is approximately $8.01, significantly below the one, three and five year average prices. We believe OCM’s proposals to take control of your company are a clear attempt by one new shareholder to secure a quick, opportunistic gain for themselves at the expense of shareholders like you.

DON’T TURN THE KEYS OVER TO OCM’S INEXPERIENCED NOMINEES

OCM is a newly formed hedge fund that has never controlled or operated a company. OCM’s six nominees for the Micrel Board, led by OCM’s 30-year old founder, Andrew Rechstschaffen, have very limited relevant semiconductor, operational or significant public company board experience. We do not believe this is a slate prepared to run a semiconductor company. In fact, four of them are investment and consulting professionals with zero operational experience. OCM’s slate is clearly geared toward securing a short-term gain for OCM through a sale of Micrel, as opposed to acting in the best interests of all shareholders. OCM has no plan for how they would operate Micrel. We note that OCM is busy with another hostile campaign in which they are attempting to breakup a Canadian life sciences company. We believe handing the keys to OCM’s inexperienced nominees would put Micrel at risk of significant business damage.

YOUR CURRENT BOARD BRINGS DEEP, RELEVANT EXPERIENCE

AND A HIGH LEVEL OF INDEPENDENCE

We believe your current Board is vastly more qualified than OCM’s nominees. Micrel’s Directors collectively have more than 200 years of relevant experience and bring a valuable blend of deep strategic, senior executive, operational and public company board expertise inside and outside of the semiconductor industry at companies including Fairchild Semiconductor, KPMG, Teknovus, QuickLogic, MKS Instruments, WaferScale Integration, Advanced Micro Devices, Ion Systems, Sharp and Phillips. In addition, Micrel’s shareholder-friendly corporate governance is reflected in a Corporate Governance Quotient score that is better than 91.3% of comparable companies, according to RiskMetrics Group, a provider of proxy advisory services. Your Directors stand for election annually, four out of five are independent, and no current independent Director has served longer than three years. Each Director’s attendance record is strong and consistent.

OCM’S INACCURATE STATEMENTS UNDERSCORE THEIR INEXPERIENCE

We believe that OCM and its nominees have made numerous inaccurate and misleading statements about Micrel and the semiconductor industry. These errors reveal deep flaws in their analysis and demonstrate their failure to understand that Micrel’s management is successfully executing a strategy to capture the Company’s strong future growth opportunities and deliver value to shareholders.

OCM has made several misleading assertions about Micrel’s cost structure and financial performance. We believe OCM’s filings contain factual errors and inconsistencies, such as the mixing of GAAP versus non-GAAP metrics in their comparisons, selection of certain time periods to skew the analysis and the use of an extremely narrow and “cherry-picked” set of comparables. When compared to a more representative set of analog companies1, Micrel’s gross and operating margins in 2007 were in line with or, in the majority of instances, superior to these companies:

•	GAAP gross margin was 57.1%, compared to a median of 55.9%;

•	GAAP operating margin was 18.4%, compared to a median of 13.9%.

Additionally, Micrel’s 2007 GAAP Selling, General & Administrative expenses as a percent of sales were 17.5%, significantly below the median of 20.5% for comparable companies. It is also worth noting that Micrel’s growth has outpaced the analog industry, with a 10-year revenue CAGR of 9.5% versus the 6.3% for the analog industry. Micrel’s improving financial performance over the past five years was recognized by Forbes magazine, which named Micrel as one the best 200 small companies in its 2007 rankings.

OCM’s suggestions that an acquirer of Micrel would benefit from significant cost synergies are uninformed and oversimplified. We think it is important to point out several incorrect assumptions OCM used in its analysis. For example:

•

We believe OCM makes generalized and erroneous assumptions that all of Micrel’s selling, general and administrative expenses could be eliminated. Our own acquisitions experience (six over the past twenty years) suggests otherwise.

•

OCM incorrectly claims that an acquirer can significantly reduce Micrel R&D and related expenses, especially in design tools and process engineering. Most design tools licenses are not transferable, which would result in increased costs rather than savings.

•

Given that many Micrel products use a wide variety of unique and proprietary wafer manufacturing processes, it is naive to assume that in-house process engineering personnel can be eliminated by outsourcing wafer fabrication. In fact, in-house process engineering expertise is also critical in an outsourced analog business model, as evidenced by those analog companies who outsource manufacturing.

•	OCM’s assumptions regarding real estate cost savings and potential realizable real estate value are simplistic and out of touch with reality.

OCM makes incorrect assertions about potential benefits from outsourcing all production of our products. We regularly analyze our manufacturing costs and know our wafer costs are on par or better than what we could get from similar outsourced manufacturing service providers. That said, we do outsource when it is more cost effective, as it is with our production of Ethernet products as well as test and packaging activities. We believe that OCM’s claims regarding the benefits of outsourcing all production are flawed:

•

OCM ignores the competitive advantage Micrel has as a result of our proprietary manufacturing processes and facilities which, based on customer feedback, stand out for exceptionally high product quality, reliable supply and delivery, and customer service.

[1]

Representative set of analog companies includes Advanced Analogic Technology, AMI Semiconductor, Cirrus Logic, Intersil, Linear Technology, National Semiconductor, Microsemi, Monolithic Power Systems, O2Micro, ON Semiconductor, Power Integrations, Semtech, Supertex and Volterra Semiconductor.

•

OCM’s assertions of significant potential savings ignores the fact that such cash and non-cash savings would be offset by additional cash outlay to third party foundries, thereby potentially increasing the overall cost of goods sold.

•

OCM fails to recognize that the majority of Micrel’s products are analog and high speed mixed signal circuits that require very unique manufacturing processes. Analog and high speed mixed signal products are different than digital products in that the designs are not scalable and therefore cannot be easily ported to standard 3rd party foundry processes. In fact, most of Micrel’s direct competitors have their own in-house wafer manufacturing capability.

•

Full product outsourcing may not be feasible given the large number of products Micrel manufactures on over 40 different process technologies. We also estimate that it would cost a minimum of $150 million to undertake such an effort and that it would be highly disruptive to our customers and our business.

OCM’s assertion that now is a good time to sell Micrel is short-sighted and reflects their self-serving objectives. OCM is attempting to force consolidation in the industry. Their contention is that the only way to create shareholder value is to sell the Company. A forced sale of your Company could damage the business, and we believe that OCM is attempting to force such a sale at an extremely inopportune time given:

•	the industry is facing the most challenging market conditions in years and most companies are trading at steep discounts to their recent highs, average historical prices and valuation multiples;

•	credit and equity financing markets are at record low levels of activity;

•	Micrel’s stock price does not reflect its significant investments in growing markets and new products.

Please refer to our April 1 letter to shareholders at www.votemicrel.com for an analysis of additional inaccurate and misleading statements by OCM.

DON’T LET OCM DESTROY THE VALUE OF YOUR COMPANY. USE OUR WHITE PROXY

CARD TO VOTE AGAINST OCM’S SELF-SERVING PROPOSALS.

You will soon receive a definitive proxy statement from Micrel with a WHITE proxy card enclosed. We ask that you use this card to vote AGAINST OCM’s proposals and return the card promptly. We also urge you to ignore any materials you may receive from OCM and not to send in any gold proxy cards.

Two of Micrel’s long-term shareholders and founders, Messrs. Muller and Zinn, who in the aggregate own 30% of the Company, firmly support the full Board and management and intend to vote against OCM’s proposals. We believe other large shareholders are supportive of our position and we look forward to your support.

If you have any questions, I encourage you to contact MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or micrelproxy@mackenziepartners.com. Also, please visit www.votemicrel.com for additional information.

We will continue to keep you informed on this matter. Thank you for your support.

Your Board of Directors,

Michael J. Callahan	David W. Conrath	Neil J. Miotto

Frank W. Schneider	Raymond Zinn

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the following topics: our beliefs about qualifications and experience on our Board of Directors, our strategy to capture growth opportunities and deliver value to shareholders, our cost structure and financial performance, the extent to which cost savings and synergies would be realized in an acquisition, the cost effectiveness and consequences of outsourcing production of our products, our competitive advantage in our proprietary manufacturing processes and facilities, our costs of production, our beliefs about the need for in-house process engineering and manufacturing capability, our beliefs about the semiconductor industry and financing markets, our investment in growing markets, our belief that our stock price does not reflect such investment, our beliefs about a sale of the Company and the value Micrel is positioned to deliver to shareholders and our beliefs with respect to support from our shareholders. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow and other factors disclosed in Micrel’s periodic reports filed with the Securities and Exchange Commission. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as required under the securities laws, the Company disclaims any duty to update the forward looking information contained in this release.

IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND

Micrel, Incorporated has filed a definitive proxy statement with the SEC in connection with the special meeting of shareholders and prior to the special meeting will mail the proxy statement to shareholders along with a WHITE proxy card. Micrel, Incorporated and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Micrel, Incorporated in connection with the special meeting. Information regarding the interests of these directors and executive officers in connection with the matters to be voted on at the special meeting is included in the definitive proxy statement filed by Micrel, Incorporated in connection with the special meeting. Micrel, Incorporated has filed and may file other solicitation materials. In addition, Micrel, Incorporated files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or from Micrel, Incorporated at www.micrel.com. In addition, information about the proxy solicitation or additional information about the special meeting of shareholders may be obtained by calling MacKenzie Partners, Inc. toll free at 1-800-322-2885 or e-mailing micrelproxy@mackenziepartners.com.You may also visit www.votemicrel.com for additional information. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AS IT CONTAINS IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.